Strategic Acquisition Expands Industrial Platform and Talent Base

Jacksonville, Florida: October 21, 2025 -- FRP Holdings, Inc. (NASDAQ-FRPH) announced today that the Company has completed the closing on its Purchase and Sales Agreement to acquire the business operations and development pipeline of Altman Logistics Properties, LLC, an operating platform of BBX Capital. Altman Logistics holds minority interests in a portfolio of institutional-grade industrial assets under various stages of development (including the Company’s industrial developments in Lakeland and Broward County, FL) as well as a contract for the purchase of an industrial land parcel.

Management believes that this acquisition aligns with its growth strategy by:

•Expanding the Company’s capabilities and “bench” by adding an accomplished team of professionals with proven development and transaction expertise and established industry relationships—accelerating the talent growth that would otherwise have taken years to build organically and enhancing the ability to deliver on the ten-year investment and development strategy.
•Much needed additional resources will support the Company’s efforts to execute on existing plan to double NOI over the next five years, furthering our progress to increase FRP’s sum-of-the-parts valuation to over $1 billion upon stabilization of the five-year development pipeline.
•Enhancing deal flow and pipeline projects for both wholly owned and joint venture opportunities.
•Broadening its exposure to high-quality industrial assets in key markets.
•Giving the Company 100% ownership of the Lakeland and Davie projects by acquiring Altman’s 10% and 20% minority interests, respectively, in those projects.

Management expects that the incoming team will be fully integrated into its industrial platform over the next several months. Their market expertise and relationships will be leveraged to: advance acquisitions, manage the Company’s existing development pipeline, and optimize existing stabilized assets. The Company anticipates immediate contributions to sourcing and underwriting activity with minimal disruption to ongoing operations.

Details of the Acquisition

The purchase price was $33.5 million, which included a $10 million reimbursement to Altman for the assignment of a bank account held by a special purpose entity that is the guarantor for approximately $49 million on $121.8 million in construction debt. As a result, the net cash requirement was $23.6 million. At closing, $45.3 million of the $121.8 million in total construction financing had been drawn, resulting in a $5.2 million share of debt attributable to the Company. In addition, the Company expects to record additional liabilities related to employee compensation tied to promote participation upon stabilization and sale of the projects.

The Altman Logistics Properties model consisted of a develop and sell program whereby Altman collected development fees from its joint venture partners and held the right to a promote upon a successful sale of the project at stabilization. With respect to all the projects listed in the table below (other than Lakeland and Davie which the Company will now own 100% and intends to own those projects long-term) the Company intends to continue the Altman Logistics Properties model which the Company estimates will generate a 15-20%+ IRR at the property level prior to any promotes the Company would be entitled to receive. More importantly, the transaction adds a seasoned team of professionals from the Altman Logistics Properties platform onto the Company’s management team, strengthening its capabilities in acquisition, development, disposition and asset management, and advancing the depth, capability, and operational strength to deliver on our ten-year strategy and position the Company for sustained long-term success.

The following table details the projects purchased and the square feet (SF) of the warehouses:

City	Street Address	36’ Clear Height SF	Ownership Acquired	Status
Delray Beach, FL	14130 S State Rd. 7	199,476	10%(1)	Substantial completion Q4 2025
Delray Beach, FL	14130 S State Rd. 7	392,976	10% (1)	Land for 2 warehouses
Hamilton, NJ	600 Horizon Dr.	170,800	8.5% (1)	Substantial completion Q4 2025
Parsippany, NJ	8 Lanidex Plaza W.	140,031	10% (1)	Substantial completion Q1 2026
Lakeland, FL	8161 State Rd. 33	201,420	10% (2)	Substantial completion Q2 2026
Davie, FL	6900 W. State Rd 84	182,773	20% (2)	Substantial completion Q2 2026
		1,287,476

Southwest Ranches, FL	SW 202nd Ave. & Sheridan St.	335,617		Land acquisition contract 2026

(1)General Partner investment, distributions will be based upon waterfall model.
(2)FRP already owns the remaining portion.

Management remains committed to disciplined capital allocation and pursuing opportunities that deliver sustainable value to shareholders.

FRP was advised by Arnold & Porter Kaye Scholer LLP in the transaction.

Conference Call

The Company will host a conference call on Thursday, October 23, 2025 at 1:00 p.m. (ET). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-274-8461 (passcode 83364) within the United States. International callers may dial 1-203-518-9814 (passcode 83364). Audio replay will be available until November 6, 2025 by dialing 1-800-938-1584 within the United States. International callers may dial 1-402-220-1542. No passcode needed. An audio replay will also be available on the Company’s website under investors, events & presentations (https://investors.frpdev.com/events) following the call.

Additional Information

Our investor relations website is https://investors.frpdev.com and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, press releases, quarterly earnings presentations, investor presentations, and corporate governance information, which may contain material information about us, and you may subscribe to Email Alerts to be notified of new information posted to this site.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the MidAtlantic and Florida; multifamily demand in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as the impact of tariffs on our industrial tenants and construction costs; well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, and (iv) leasing and management of residential apartment buildings.

Contact: Matthew C. McNulty Chief Financial Officer 904/858-9100

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